Exhibit No. 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Extends Share Repurchase Program
Burr Ridge, Illinois - (January 31, 2020) BankFinancial Corporation (Nasdaq - BFIN) announced today that its Board of Directors extended the expiration date of the Company's current share repurchase authorization from March 31, 2020 to October 31, 2020. As of January 30, 2020, a total of 494,286 shares of the Company remained authorized for repurchase pursuant to the amended repurchase authorization through October 31, 2020.
The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The authorization will be utilized at management’s discretion, subject to price, volume and other internal limitations that will be established by the Company’s Board of Directors, and to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Share repurchases will be funded from specifically-allocated working capital, if and as available.
The authorization does not obligate the Company to purchase any particular number of shares at any given price per share at any time. The implementation of the authorization is contingent upon adequate liquidity to consummate the authorized repurchases at then current market prices, including the proceeds from the potential future declaration of dividends from the Company’s bank subsidiary.  Share repurchases may be suspended, terminated or modified at any time for any reason, including market prices for the Company’s stock and other marker conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, sufficient liquidity to consummate repurchases, and other factors deemed appropriate. These factors, as well as internal restrictions on trading in the Company's shares during specific time periods, may also affect the timing and amount of share repurchases.
BankFinancial Corporation is the holding company for BankFinancial, NA, a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2019, BankFinancial had total assets of $1.492 billion, total loans of $1.214 billion, total deposits of $1.289 billion and stockholders’ equity of $174 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "expects," "project," "may," "could," "anticipate," "estimates," "intends," "plans" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. A variety of factors could cause the Company's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to the Company's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234